SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

June 27, 2005 (June 23, 2005)

Date of Report (date of earliest event reported)

COMMUNITY HEALTH SYSTEMS, INC.

(Exact name of Registrant as specified in charter)

Delaware	001-15925	13-3893191

(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

155 Franklin Road, Suite 400
Brentwood, Tennessee 37027
(Address of principal executive offices)
Registrant’s telephone number, including area code: (615) 373-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240 .14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (l7 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

ITEM 1.01. Entry into a Material Definitive Agreement.

Amendment to Amended and Restated Credit Agreement Proposed

On June 23, 2005, CHS/Community Health Systems, Inc. (the “Borrower”), a wholly-owned subsidiary of Community Health Systems, Inc. (the “Company”), submitted a proposed amendment to the lenders under its $1,625,000,000 Amended and Restated Credit Agreement dated as of August 19, 2004, as amended (the “Credit Agreement”), among the Borrower, the Company, as guarantor, the several lenders, JP Morgan Chase Bank, as Administrative Agent, Wachovia Bank, National Association, as Syndication Agent, and Bank of America, N.A., as Documentation Agent.

The proposed amendment provides the Company with additional flexibility to prepay, redeem, defease or acquire the Company’s $287.5 million 4.25% Convertible Subordinated Notes, which are due in 2008, but become callable on October 15, 2005. The proposed amendment gives the Company the ability, subject to certain conditions , to use cash and/or revolver borrowings to prepayt, redeem, defease or acquire such convertible notes. The proposed amendment also extends the 1% prepayment premium for optional prepayments of the term loans in connection with a repricing of the term loans from the first anniversary to the second anniversary of the Credit Agreement, or August 19, 2006.

The Company expects that the proposed amendment will (if approved) become effective on or about July 8, 2005, but can not offer assurance that the proposed amendment will be approved by the required lenders. While the Company is presently reviewing various alternatives regarding the 4.25% Convertible Subordinated Notes, the Company has not reached any decision whether to implement any prepayment, redemption, defeasement or acquisition of the 4.25% Convertible Subordinated Notes or the terms of any such prepayment, redemption, defeasement or acquisition.

In the past, JP Morgan Chase Bank and Wachovia Bank, National Association, or their affiliates, have rendered various services to the Company, including investment banking and other financial advice and services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 27, 2005	COMMUNITY HEALTH SYSTEMS, INC. (Registrant)
	By:	/s/ Wayne T. Smith
Wayne T. Smith
Chairman of the Board, President and Chief Executive Officer (principal executive officer)

By:	/s/ W. Larry Cash
W. Larry Cash
Executive Vice President, Chief Financial Officer and Director (principal financial officer)